UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported) June 9, 2010

OLD REPUBLIC INTERNATIONAL CORPORATION

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(Exact name of Registrant as Specified in Charter)

Delaware	001-10607	36-2678171
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

307 North Michigan Avenue, Chicago, Illinois 60601
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(Address of Principal Executive Offices) (Zip Code)

(312) 346-8100
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(Registrant’s telephone number, including area code)

N/A
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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

                □  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                □  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                □  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
                       (17 CFR 140.14d-2(b))

                □  Pre-commencement communications pursuant to Rule 13e-4(c)  under the Exchange Act
                       (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 9, 2010, PMA Capital Corporation, a Pennsylvania corporation (“PMA”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Old Republic International Corporation, a Delaware corporation (“Old Republic”), and OR New Corp., a wholly owned subsidiary of Old Republic (“Merger Sub”) formed specifically for the purpose of the proposed merger.  The Merger Agreement provides, upon the terms and subject to the conditions set forth in the Merger Agreement, for a merger of PMA and Merger Sub with PMA being the surviving corporation and becoming a wholly owned subsidiary of Old Republic (the “Merger”).

At the effective time of the Merger, each share of PMA common stock issued and outstanding immediately prior to the effective time will be automatically cancelled and converted into the right to receive 0.55 shares (the “Exchange Ratio”) of common stock of Old Republic and all outstanding stock options, restricted shares and other equity awards will be converted, based on the Exchange Ratio, into stock options, restricted shares and equity awards covering Old Republic common stock.  The Exchange Ratio will be adjusted if the volume weighted average price per share of Old Republic common stock for the 20 consecutive trading days ending on and including the fifth trading day prior to, but not including, the closing date of the Merger exceeds $17.00 or is less than $12.50, but in no event will the Exchange Ratio exceed 0.60 or be less than 0.50.

PMA and Old Republic have made certain representations and warranties in the Merger Agreement. The representations and warranties are as of specific dates and were made solely for the benefit of the parties to the Merger Agreement.  The representations and warranties were negotiated with the principal purpose of establishing the circumstances under which a party may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue and to allocate risk between the parties, rather than establishing matters as facts. The representations and warranties may be subject to a contractual standard of materiality different from those generally applicable under the securities laws.  Securityholders should not rely on the representations and warranties or any description of the representations and warranties as characterizations of the actual state of facts or condition of PMA or Old Republic.

The closing of the Merger is subject to customary conditions, including approval of PMA’s shareholders and receipt of antitrust and insurance regulatory approvals.  PMA has agreed to hold a meeting of its shareholders to consider and vote upon the approval of the Merger and, subject to certain exceptions, to recommend approval of the Merger to its shareholders.  In addition, PMA has agreed that it will not solicit or facilitate inquiries or proposals relating to, or, subject to certain exceptions, engage in discussions or negotiations regarding, alternative business combination transactions or other transactions through which a third party would acquire stock representing 20% or more of the voting power of PMA or any subsidiary of PMA.

The Merger Agreement provides certain termination rights for both PMA and Old Republic, including the right of PMA to terminate the Merger Agreement so that it can enter into an agreement providing for a “Superior Proposal” (as that term is defined in the Merger Agreement).  In the event the Merger Agreement is terminated because PMA’s board of directors fails to recommend approval of the Merger, changes its recommendation or approves or recommends an alternative proposal or transaction, PMA will be required to pay Old Republic a termination fee of $8 million.

In the event that PMA receives an alternative proposal and the Merger Agreement is then terminated (i) by Old Republic due to a breach of representations, warranties or covenants by PMA, (ii) by either party because shareholder approval is not obtained at the meeting called to approve the Merger, or (iii) by either party because the Merger has not closed by December 31, 2010 and PMA has materially breached the Merger Agreement or the approval of PMA’s shareholders has not been obtained, then PMA will be required to reimburse Old Republic for expenses incurred in connection with the Merger.  In that event, and if PMA consummates an alternative transaction within six months following termination, PMA would be required to pay Old Republic an $8 million termination fee less the amount of any expenses previously reimbursed.

Item 8.01.  Other Events

Old Republic International Corporation and PMA Capital Corporation issued a joint press release on June 10, 2010, that announced the Merger Agreement.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

99.1	Joint Press Release, June 10, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OLD REPUBLIC INTERNATIONAL CORPORATION
Registrant

Date: June 11, 2010	By: /s/ Spencer LeRoy III
Spencer LeRoy III
Senior Vice President,
Secretary, and General Counsel

INDEX TO EXHIBITS
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Exhibits

99.1	Joint Press Release, June 10, 2010